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                                                               Exhibit 99.(h)(3)

                     MORGAN STANLEY INSTITUTIONAL FUND TRUST

                                       AND

                     MORGAN STANLEY INSTITUTIONAL FUND, INC.


                     POLICY CONCERNING CUSTOMER INFORMATION

Morgan Stanley Institutional Fund Trust and Morgan Stanley Institutional Fund, Inc. (collectively, the "Funds") are required by federal law to provide you with a copy of their Privacy Policy annually. The following Policy applies to current and former individual clients of the Funds. This Policy is not applicable to partnerships, corporations, trusts or other non-individual clients or account holders. Please note that this Policy may be amended at any time, and that you will be informed of any changes to this Policy as required by law.

THE FUNDS RESPECT YOUR PRIVACY

The Funds appreciate that you have provided your personal financial information and strive to maintain the privacy of such information. This Policy describes, and is designed to help you understand, what non-public personal information the Funds may collect about you, why the Funds collect it, and when the Funds may share it with others. Throughout this Policy, the non-public information that personally identifies you or your accounts is referred to as "personal information."

1.  WHAT PERSONAL INFORMATION DO THE FUNDS COLLECT ABOUT YOU?

To serve you better and manage your investment, it is important that the Funds collect and maintain accurate information about you. The Funds obtain this information from applications and other forms you submit, from your dealings with the Funds, and from third parties and other sources.

For example:

    - The Funds collect information such as your name, address, e-mail address, and telephone/fax numbers through applications and other forms you may submit.

    - The Funds may obtain information about account balances, your use of account(s) and the types of products and services you prefer to receive through your dealings and transactions with the Funds and other sources.

    - The Funds may collect background information from and through third-party vendors to verify representations you have made and to comply with various regulatory requirements.

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2.  WHEN DO THE FUNDS DISCLOSE PERSONAL INFORMATION COLLECTED ABOUT YOU?

To provide you with the products and services you request, to serve you better and to manage your investment, the Funds may disclose personal information collected about you to affiliated companies and to non-affiliated third parties as required or permitted by law.

a.  INFORMATION THE FUNDS DISCLOSE TO AFFILIATED COMPANIES:

The Funds do not disclose personal information collected about you to affiliated companies except to enable them to provide services on their behalf or as otherwise required or permitted by law.

b.  INFORMATION THE FUNDS DISCLOSE TO THIRD PARTIES:

The Funds do not disclose personal information collected about you to non-affiliated third parties except to enable them to provide services on their behalf, to perform joint marketing agreements with other financial institutions, or as otherwise required or permitted by law. For example, some instances where the Funds may disclose information about you to non-affiliated third parties include: for servicing and processing transactions, to protect against fraud, for institutional risk control, to respond to judicial process or to perform services on their behalf. When the Funds share personal information with these third parties, they are required to limit their use of personal information to the particular purpose for which it was shared and they are not allowed to share personal information with others except to fulfill that limited purpose.

3. HOW DO THE FUNDS PROTECT THE SECURITY AND CONFIDENTIALITY OF PERSONAL INFORMATION COLLECTED ABOUT YOU?

The Funds and/or their service providers maintain physical, electronic and procedural security measures to help safeguard the personal information collected about you. The Funds and their service providers have internal policies governing the proper handling of client information. Third parties that provide support or marketing services on the Funds' behalf may also receive personal information, and they are required to adhere to confidentiality standards with respect to such information.

If you have any questions regarding this Policy, please contact a Fund representative at (800) 548-7786.